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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                 SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                               VIEWCAST.COM, INC.


         ViewCast.com, Inc., a Delaware corporation.  DOES HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of said corporation by virtue of its certificate of incorporation as amended and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), said Board of Directors has duly adopted a resolution by unanimous consent providing for the issuance of a series of preferred stock, par value $0.0001 per share, designated as Series D Redeemable Convertible Preferred Stock, which resolution reads as follows:

         "BE IT RESOLVED, that the Board of Directors (the "Board of Directors") of ViewCast.com, Inc. (the "Corporation") hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

         Section 1. Designation. The distinctive serial designation of said series shall be "Series D Redeemable Convertible Preferred Stock" (hereinafter called "Series D Preferred Stock"). Each share of Series D Preferred Stock shall be identical in all respects with all other shares of Series D Preferred Stock.

         Section 2. Number of Shares. The number of authorized shares of Series D Preferred Stock shall be, in aggregate, one hundred fifty-seven thousand five hundred (157,500) shares, which each share of Series D Preferred Stock having a stated value of $10.00 per share ("Stated Value"). The number of authorized shares of Series D Preferred Stock may be increased or reduced by the Board of Directors of the Corporation by the filing of a certificate pursuant to the provisions of the DGCL stating that the change has been so authorized. When shares of Series D Preferred Stock are purchased or otherwise acquired by the Corporation or converted into Common Stock, par value $0.0001 per share, of the Corporation (the "Common Stock"), the Corporation shall take all necessary action to cause the shares of Series D Preferred Stock so purchased or acquired to be canceled and reverted to authorized but unissued shares of preferred stock undesignated as to series.

         Section 3. Rank. The Series D Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (i) junior to all claims of creditors, including the holders of the Corporation's outstanding debt securities, (ii) junior to all obligations of the Corporation's Subsidiaries (as defined below), (iii) junior to the Series B Preferred Stock and the Series C Preferred Stock, (iv) senior to all classes of Common Stock and to any class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks junior to the Series D Preferred Stock as to rights on liquidation, winding up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Stock"), (iv) on parity with any class of


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preferred stock established hereafter by the Board of Directors of the
Corporation, the terms of which expressly provide that it ranks on a parity with the Series D Preferred Stock as to rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"), (v) junior to any class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks senior to the Series D Preferred Stock as to rights on liquidation, winding-up and dissolution (collectively referred to, together with the Series B Preferred Stock and the Series C Preferred Stock, as "Senior Stock").

         Section 4. Preference on Liquidation.

         (a) Subject to the liquidation rights of the holders of any Senior Stock and any Parity Stock, upon any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, holders of Series D Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders, the liquidation preference equal to the Stated Value per share of Series D Preferred Stock, before any distribution is made on any Junior Stock, including, without limitation, any class of Common Stock of the Corporation.

         (b) If, upon any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Series D Preferred Stock and all Parity Stock are not paid in full, then the assets of the Corporation available for distribution among the Holders of the Series D Preferred Stock and any Parity Stock shall bear to each other the ratio that the aggregate Stated Value of the Series D Preferred Stock and the aggregate liquidation preference of any Parity Stock bear to each other.

         (c) After payment of the full amount of the liquidation preference, the Holders of shares of Series D Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

         (d) For the purposes of this Certificate of Designations, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger, share exchange or similar transaction with one or more entities shall be deemed to constitute a liquidation, winding-up or dissolution of the Corporation.

         (e) Written notice of any payment to the Holders of Series D Preferred Stock as a result of a liquidation, winding-up or dissolution of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, not less than thirty (30) days prior to any payment date stated therein, to the Holders of record of shares of Series D Preferred Stock at their respective addresses as the same shall appear on the books of the transfer agent for the Series D Preferred Stock.

         Section 5. Voting Rights. The Holders of Series D Preferred Stock shall have no voting rights except as required by law.

         Section 6. Conversion Rights. Each Holder of shares of Series D Preferred Stock shall have the right, subject as provided herein and to any applicable laws and regulations, at any

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time commencing one hundred twenty (120) calendar days from October 11, 2002 at the Holder's option to convert each share of Series D Preferred Stock into shares of Common Stock at a conversion price (the "Conversion Price") (subject to adjustment as described in Section 7 below) of $1.50 per share of underlying Common Stock for each share of Series D Preferred Stock having a Stated Value of $10.00 per share.

         (a) In order to exercise the conversion right, the Holder of each share of Series D Preferred Stock to be converted shall surrender that certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent for the Series D Preferred Stock and shall give written notice to the Corporation in the form of Exhibit A attached hereto. Such notice shall also state the name or names (with address) in which the certificate or certificates for the shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax required by the provisions of paragraph 6(c) below. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of the Series D Preferred Stock is registered, be duly endorsed by, or be accompanied by, instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the Holder or such Holder's duly authorized attorney-in-fact.

         (b) As promptly as practicable after the surrender of certificates for shares of the Series D Preferred Stock for conversion and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and deliver to such Holder, or on such Holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series D Preferred Stock in accordance with the provisions of this paragraph 6. Each conversion with respect to such shares of the Series D Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series D Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record Holder or Holders of such Common Stock upon that date.

         (c) If a Holder converts shares of the Series D Preferred Stock, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series D Preferred Stock (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued in a name other than the name of the Holder. In the event that the shares are to be issued in a name other than that of the Holder, the Holder shall provide the funds necessary to pay any and all of the foregoing taxes.

         (d) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series D Preferred Stock. The Corporation shall from time to time, in accordance with the DGCL, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of the shares of the Series D Preferred Stock at the time outstanding,

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subject to the foregoing restriction on conversion. All shares of Common Stock delivered upon conversion of the shares of the Series D Preferred Stock will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

         (e) If any conversion of Series D Preferred Stock would create a fractional share of Common Stock, such fractional share of Common Stock shall be disregarded and, at the Corporation's sole discretion, either the number of shares of Common Stock issuable upon conversion of Series D Preferred Stock, in the aggregate, shall be the next higher number of shares of Common Stock or the Corporation shall pay cash in an amount calculated by multiplying the amount of the fractional share by the Conversion Price.

         Section 7. Conversion Price Adjustments.

         (a) In the event the Corporation shall effect a subdivision of the outstanding Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision shall become effective shall be proportionately decreased, and conversely in the event the Corporation shall combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be proportionately increased.

         (b) If the Corporation at any time while any of the Series D Preferred Stock is outstanding shall pay to the holders of its Common Stock a dividend or other distribution payable exclusively in Common Stock or shall pay or make to the holders of its Common Stock a dividend or other distribution which dividend or distribution includes Common Stock, the Conversion Price in effect at the opening of business the day next following the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend (or if no such record is taken, at the date of such payment) shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or other distribution and (2) the denominator of which shall be total number of shares of Common Stock outstanding immediately after such dividend or other distribution. For purposes hereof, the number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its Subsidiaries.

         (c) The Corporation may at any time or from time to time reduce the Conversion Price temporarily or permanently as to all or any shares of Series D Preferred Stock outstanding.

         (d) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series D Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered Holder of shares of the Series D Preferred Stock.

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         (e) In any case in which this section provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to this paragraph occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event issuing to the Holder of any shares of the Series D Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

         (f) In case the Corporation shall take any action affecting the Common Stock, other than actions described in paragraph 6 or this paragraph 7, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the Holders of the shares of the Series D Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

         Section 8. Holder Redemption Rights.

         (a) Any time on or after October 11, 2004, any Holder of any Series D Preferred Stock shall have the right to cause the Corporation to redeem, in whole or in part, such Holder's Series D Preferred Stock at the Stated Value (a "Holder Redemption"), to the extent permitted by applicable law and so long as the Holder shall have delivered to the Corporation at least ten (10) business days prior written notice (a "Holder Redemption Notice") specifying the date on which such Holder Redemption is to be effected (the "Holder Redemption Date").

         (b) Upon a Holder Redemption, payment of the Stated Value for each share of Series D Preferred Stock redeemed, which shall be in the form of a Corporation check, to such Holder will be effected simultaneously with the return of such share by such Holder to the Corporation. In addition, to the extent a Holder wants to redeem less than all of such Holder's Series D Preferred Stock, the Corporation shall also deliver a certificate evidencing the Holder's unredeemed Series D Preferred Stock.

         Section 9. Corporation Redemption Rights.

         (a) Upon at least thirty (30) days' written notice (the "Corporation Redemption Notice"), any time on or after October 11, 2005, or prior to October 11, 2005, if the weighted average closing price on the Trading Market of the Corporation's Common Stock is $3.75 for a period of ten consecutive Trading Days ending one Trading Day prior to the date of the Corporation Redemption Notice, the Corporation shall have the right to redeem, in whole or in part, the Series D Preferred Stock outstanding at the Stated Value (a "Corporation Redemption"), to the extent permitted by applicable law and so long as (i) the Corporation shall have sufficient cash available on the Corporation Redemption Date to effect such Corporate Redemption and (ii) the Corporation shall have identified in the Corporation Redemption Notice the date on which such Corporation Redemption is to be effected (the "Corporation Redemption Date"). If the Corporation should elect to redeem less than all of the Series D Preferred Stock outstanding, the Corporation shall select those shares of Series D Preferred Stock to be redeemed by lot. Nothing


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contained herein shall limit a Holder's right to convert such Holder's Series D
Preferred Stock at any time prior to the Corporation Redemption Date.

         (b) Upon a Corporation Redemption, payment of the Stated Value, which shall be in the form of a Corporation check, to the Holder thereof will be effected simultaneously with the return of such share by such Holder to the Corporation. To the extent the Corporation shall redeem less than all of the Series D Preferred Stock outstanding, the Corporation shall also deliver certificates evidencing the unredeemed Series D Preferred Stock.

         Section 10. Certain Definitions.

          "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Series B Preferred Stock" means the Corporation's Series B Convertible Preferred Stock, $0.0001 par value.

         "Series C Preferred Stock" means the Corporation's Series C Convertible Preferred Stock, $0.0001 par value.

         "Series D Preferred Stock" means the Corporation's Series D Redeemable Convertible Preferred Stock, $0.0001 par value.

         "Subsidiary" means, with regard to the Corporation, any corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or a combination of the Corporation or one or more of its Subsidiaries.

         "Trading Day" means any day on which the Trading Market is open for trading or quotation.

          "Trading Market" means any national or regional stock exchange or quotation service upon which the Common Stock is listed or quoted, including the "pink sheets" or any over-the-counter trading activity.

         "Transfer Agent" means ViewCast.com, Inc. or any other transfer agent appointed by ViewCast.com, Inc.

                                    * * * * *

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer and attested to by its Chief Financial Officer this 10th day of October, 2002.


                                           VIEWCAST.COM, INC.,
                                           a Delaware corporation


                                           By:  /s/ GEORGE C. PLATT
                                                --------------------------------
                                           Name:  George C. Platt
                                                  ------------------------------
                                           Title: President, CEO
                                                  ------------------------------


ATTEST:


By:  /s/ LAURIE L. LATHAM
     --------------------------------
Name:    Laurie L. Latham
         ----------------------------
Title:   CFO
         ----------------------------


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                                    EXHIBIT A

                           HOLDER'S CONVERSION NOTICE

To:      ViewCast.com, Inc.

         The undersigned Holder of the Series D Redeemable Convertible Preferred Stock, par value U.S. $.0001 (the "Preferred Stock"), of ViewCast.com, Inc. (the "Company"), in the aggregate number of _____________ shares of Preferred Stock irrevocably exercises the option to convert such number of shares of Preferred Stock into shares of Common Stock of the Company, par value U.S. $.0001 (the "Common Stock"), in accordance with the terms of the Certificate of Designations relating to the issuance by the Company of the Preferred Stock, and directs that the Common Stock issuable and deliverable upon such conversion be issued and delivered to the undersigned in the name and at the address set forth below.

         If the Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith funds in an amount sufficient to pay any such taxes.

         All terms used and not otherwise defined herein shall have the respective meanings set forth in the Certificate of Designations.

DATE:
      --------------------------------          --------------------------------
                                                Name of Holder


                                                --------------------------------
                                                Signature(s) of Holder


Address for Delivery of Shares:
                                                --------------------------------

                                                --------------------------------

                                                --------------------------------

                                                --------------------------------

Name for Registration of Shares (if different
than Holder):
                                                --------------------------------

                                      A-1